Exhibit 1
                           Offer to Purchase for Cash
                               Any And All Of The
                              Limited Partner Units
                                       in
                         HALLWOOD REALTY PARTNERS, L.P.
                                       for
                              $100.00 Net Per Unit
                                       by
                         HIGH RIVER LIMITED PARTNERSHIP

                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                  EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
                 ON MAY 29, 2003, UNLESS THE OFFER IS EXTENDED.

A SUMMARY OF THE PRINCIPAL  TERMS OF THE OFFER APPEARS ON PAGES (i) THROUGH
(iii). YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS.

                                    IMPORTANT

     High River Limited Partnership, a Delaware limited partnership (the "Purchaser", "we" or "us"), is offering to purchase any and all of the outstanding limited partner units ("Units") in Hallwood Realty Partners, L.P., a Delaware limited partnership (the "Partnership") and the associated rights (the "Rights") to purchase additional Units under the Unit Purchase Rights Agreement, dated as of November 30, 1990, as amended, between the Partnership and EquiServe Trust Company, N.A., as rights agent, at a purchase price of $100.00 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, including the Instructions thereto, as it may be supplemented or amended from time to time (the "Letter of Transmittal" which, collectively with the Offer to Purchase, constitute the "Offer"). As a result of Carl C. Icahn's relationship with Purchaser, he may be deemed to be a "co-bidder" with Purchaser. Purchaser is paying no soliciting dealer fees or other payments to brokers for tenders. This Offer is not conditioned on financing.

     If you wish to tender all or any portion of your Units, you must take the steps set forth in either (1) or (2) prior to the expiration of the Offer: (1)
(a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 2 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 3 of this Offer to Purchase, an Agent's Message, and any other required documents to the depositary for the Offer; and (b) deliver the certificates for such Units to the Depositary along with the Letter of Transmittal (or such facsimile) or deliver such Units pursuant to the procedures for book-entry transfer set forth in Section 3; or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

     For  Information  or for Further  Assistance,  Please Call the  Information
Agent:

                              D.F. King & Co., Inc.
                                 48 Wall Street
                               New York, NY 10005

                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll Free: (800) 290-6426


     This Offer to Purchase refers to a possible proxy or consent solicitation. HOLDERS OF UNITS ARE ADVISED TO READ HIGH RIVER'S DEFINITIVE PROXY STATEMENT IN CONNECTION WITH ANY HIGH RIVER SOLICITATION OF PROXIES OR CONSENTS FROM HOLDERS OF UNITS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Holders of Units and other interested parties may obtain, free of charge, copies of any Preliminary Proxy Statement (when available) and any Definitive Proxy Statement (when available) and any other documents filed by High River with the SEC, at the SEC's Internet website at www.sec.gov and any Definitive Proxy Statement (when available)will be available free of charge from High River.

                               SUMMARY TERM SHEET

     We are offering to purchase all of the outstanding units representing limited partner interests in Hallwood Realty Partners, L.P. for $100.00 per unit in cash. The following are some of the questions that you, as a holder of the units, may have and the answers to those questions. We urge you to carefully read the remainder of this offer to purchase and the letter of transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is High River Limited Partnership. We are a Delaware limited partnership formed in 1991. The general partner of the company is an entity controlled by Carl C. Icahn. See the "Introduction" and Section 10.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are offering to purchase all of the outstanding units representing limited partner interests in Hallwood Realty Partners, L.P. and the associated rights to purchase additional units under the Unit Purchase Rights Agreement, dated as of November 30, 1990, as amended, between the Partnership and EquiServe Trust Company, N.A., as rights agent. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $100.00 per unit, net to you, in cash. If you are the record owner of your units and you tender your units to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your units through a broker or other nominee, and your broker tenders your units on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. We are able to provide 100% of the required funds from our working capital without financing. See Section 11.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash and we have all of the funds necessary to complete the offer. See Section 11.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on May 29, 2003 to tender your units in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure described in Section 3 of the offer.


CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We can extend the offer from time to time and for any reason. For example, we may extend the offer in the following circumstances:

   o If any of the conditions to the offer have not been satisfied or waived, we can extend the offer until such time as they are satisfied or waived; or

   o We may extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff or as required by applicable law.

     See Section 5.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform American Stock Transfer & Trust Company (which is the depositary for the offer) of that fact, and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 5.

 WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     o We are not obligated to purchase any units if the Hallwood Realty Partners, L.P. fails to redeem the rights of limited partners to purchase additional units under the Unit Purchase Rights Agreement, dated as of November 30, 1990, as amended, between the Partnership and EquiServe Trust Company, N.A., as rights agent, without instituting any similar rights plan, or if we are not satisfied in our sole discretion that the rights have been invalidated or are otherwise inapplicable to the offer. If the Partnership does not redeem the rights in connection with the offer, without instituting any similar rights plan, or if we are not satisfied that the rights have been invalidated or are otherwise inapplicable to the offer, we may, if necessary, seek through the solicitation of proxies, at a meeting of limited partners, or through the solicitation of written consents, to remove the general partner of the Partnership and to replace it with an affiliate of ours. We expect that such new general partner will take all necessary action to redeem the rights and thereby satisfy that condition. This offer does not constitute a solicitation of proxies or consents. Any such solicitation which might be made will be made pursuant to separate proxy or consent solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

     o We are not obligated to purchase any units if there is litigation seeking to enjoin us from purchasing Units.

     o We are not obligated to purchase any units if the Partnership has sold or otherwise disposed of any of its material assets, or agreed to do so.

     o We are not obligated to purchase any units if the general partner of Hallwood Realty Partners, L.P. has not consented to our admission as a substituted limited partner in the Partnership with respect to the units to be purchased by us in the offer.

     The offer is subject to other conditions. See Section 13.

WHAT ARE YOUR PURPOSES FOR THE OFFER AND PLANS FOR THE PARTNERSHIP AFTER THE OFFER IS CONSUMMATED?

     The purpose of the offer is to enable us to increase our ownership interests in Hallwood Realty Partners, L.P. and possibly be in a position to acquire control of it. If successful, we may seek to remove the general partner of Hallwood Realty Partners, L.P. and to replace it with an affiliate of ours. In that connection, we would also seek to replace all affiliates of the existing general partner with respect to all of the positions and relationships such affiliates have with Hallwood Realty Partners, L.P. Under the partnership agreement of Hallwood Realty Partners, L.P., removal of the general partner requires the vote or consent of two-thirds of the outstanding units.

HOW DO I TENDER MY UNITS?

     To tender units, you must deliver the certificates representing your units and the associated rights to purchase additional units under the Unit Purchase Rights Agreement, together with a completed letter of transmittal, to American Stock Transfer & Trust Company, the depositary for the offer, not later than the time the tender offer expires. If you hold your units in street name, your nominee can tender the units through The Depository Trust Company. If you have lost your certificate, please contact the Partnership's transfer agent immediately in order to obtain new certificates. The transfer agent is EquiServe Trust Company N.A. and may be reached at (800) 730-6001. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other eligible institution guarantee that the missing items will be received by the depositary within three American Stock Exchange trading days after the date of the notice of guaranteed delivery. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3.

CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

     You may withdraw units at any time until the offer has expired and, if we have not agreed by May 29, 2003 (or such later date as may apply if the offer is extended) to accept your units for payment, you may withdraw them at anytime after such time until we accept units for payment. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

     To withdraw units, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the units. See Section 4.

WHAT IS THE MARKET VALUE OF MY UNITS AS OF A RECENT DATE?

     On April 22, 2003, the last trading day before we publicly announced our intention to make the tender offer, the closing price of the units of Hallwood Realty Partners, L.P. reported on the American Stock Exchange was $86.50 per unit. On April 30, 2003, the last trading day before we commenced the tender offer, the closing price of the units of Hallwood Realty Partners, L.P. reported on the American Stock Exchange was $100.00 per unit. We advise you to obtain a recent quotation for units of Hallwood Realty Partners, L.P. in deciding whether to tender your units. See Section 12.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call D.F. King & Co., Inc. at (800) 290-6426 (toll free). D.F. King & Co., Inc. is acting as the information agent for our tender offer. See the back cover of this offer to purchase.

                                Table of Contents

                                                                            Page

SUMMARY TERM SHEET.............................................................i
INTRODUCTION...................................................................1
Section 1. TERMS OF THE OFFER..................................................2
Section 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS........................2
Section 3. PROCEDURE FOR TENDERING UNITS.......................................3
Section 4. WITHDRAWAL RIGHTS...................................................6
Section 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT..................7
Section 6. CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS..................9
Section 7. EFFECTS............................................................11
Section 8. FUTURE PLANS OF PURCHASER..........................................12
Section 9. CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.....................13
Section 10. INFORMATION CONCERNING PURCHASER AND CERTAIN AFFILIATES OF
            PURCHASER, PAST CONTACTS AND BACKGROUND OF THE OFFER..............14
Section 11. SOURCE OF FUNDS...................................................15
Section 12. PRICE RANGE OF UNITS..............................................15
Section 13. CONDITIONS OF THE OFFER...........................................16
Section 14. CERTAIN LEGAL MATTERS.............................................18
Section 15. FEES AND EXPENSES.................................................18
Section 16. MISCELLANEOUS.....................................................19

                                       iv
To the Holders of Units in
Hallwood Realty Partners, L.P.


                                  INTRODUCTION


     High River Limited Partnership, a Delaware limited partnership (also referred to in this Offer to Purchase as the "Purchaser", "we" or "us") hereby offers to purchase from unit holders ("Holders") all of the outstanding units ("Units") in Hallwood Realty Partners, L.P., a Delaware limited partnership (the "Partnership") and the associated rights (the "Rights") to purchase additional Units under the Unit Purchase Rights Agreement, dated as of November 30, 1990, as amended (the "Unit Purchase Rights Agreement"), between the Partnership and EquiServe Trust Company, N.A., as rights agent, at a purchase price of $100.00 per Unit (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, including the instructions thereto, as it may be supplemented or amended from time to time (the "Letter of Transmittal" which, collectively with the Offer to Purchase, constitute the "Offer"). Unless the context otherwise requires, all references to the Units shall include the Rights and all references to the Rights shall include all benefits that may inure to the holders of Rights pursuant to the Unit Purchase Rights Agreement. Unless separate certificates for the Rights are issued, the tender of Units will also constitute a tender of the associated Rights. Purchaser has retained D.F. King & Co., Inc. to act as Information Agent (the "Information Agent") and American Stock Transfer & Trust Company to act as Depositary (the "Depositary") in connection with the Offer. Purchaser will pay all charges and expenses in connection with the services of the Information Agent and the Depositary.

     The Offer is subject to the conditions set forth in Section 13 "Conditions of the Offer", including the Rights Condition (as defined in Section 13). If the Partnership does not redeem the Rights in connection with the Offer, without instituting any similar rights plan, or Purchaser is not satisfied that the Rights have been invalidated or are otherwise inapplicable to the Offer, we may, if necessary, seek through the solicitation of proxies, at a meeting of limited partners, or through the solicitation of written consents, to remove the general partner of the Partnership and to replace it with an affiliate of ours. We expect that such new general partner will take all necessary action to redeem the rights and thereby satisfy the Rights Condition. THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH MIGHT BE MADE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "EXCHANGE ACT").

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more persons affiliated with Purchaser, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering Holders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     Tendering Holders whose Units are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 10 of the Letter of Transmittal, stock transfer taxes on the purchase of Units by us pursuant to the Offer. Holders who hold their Units through banks or brokers should check with those institutions as to whether they charge any service fees.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


Section 1       TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept (and thereby purchase) all outstanding Units that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4 "Withdrawal Rights". For purposes of the Offer, the term "Expiration Date" shall mean 12:00 midnight, New York City time, on May 29, 2003, unless Purchaser in its sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as extended by Purchaser, shall expire. See Section 5 "Extension of Tender Period; Termination; Amendment", for a description of Purchaser's right to extend the period of time during which the Offer is open and to amend or terminate the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration offered to Holders pursuant to the Offer, the increased consideration will be paid for all Units accepted for payment pursuant to the Offer, whether or not the Units were tendered prior to the increase in consideration.

     The Offer is conditioned on satisfaction of certain conditions. See Section 13, which sets forth in full the conditions of the Offer. Except as otherwise specified in Section 13 hereof, Purchaser reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of those conditions. The Offer is not conditioned on financing.


Section 2       ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

     Upon the terms and subject to the conditions of the Offer, Purchaser will purchase by accepting for payment and will pay for Units validly tendered and not withdrawn in accordance with the procedures specified in Section 4, as promptly as practicable following the Expiration Date. A tendering beneficial owner of Units whose Units are owned of record by an Individual Retirement Account or other qualified plan will not receive direct payment of the Purchase Price; rather, payment will be made to the custodian of such account or plan.

     In all cases, payment for Units tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (i) certificates evidencing such Units (the "Unit Certificates,") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Units, if such procedure is available, into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 4; (ii) the Letter of Transmittal, properly completed and duly executed with the required signature guarantees, if any, or an Agent's Message (as defined below) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message from the Book-Entry Transfer Facility transmitted to, and received by, the Depositary forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry
Transfer Facility tendering the Units that are the subject of the Book-Entry Confirmation that: (i) the participant has received and agrees to be bound by the terms of the Letter of Transmittal and (ii) Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Units validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting those payments to Holders whose Units have been accepted for payment. Under no circumstances will interest on the purchase price for Units be paid, regardless of any extension of the Offer or any delay in making such payment.

     If any tendered Units are not purchased for any reason, the Letter of Transmittal shall be effective to transfer to Purchaser only that number of the Holder's Units as is accepted for payment and thereby purchased by Purchaser. If, for any reason, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 13, the Depositary may, nevertheless, on behalf of Purchaser retain tendered Units, and those Units may not be withdrawn except to the extent that the tendering Holders are entitled to withdrawal rights as described in Section 4; subject, however, to Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay Holders the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

     If any tendered Units are not accepted for payment for any reason or if Unit Certificates are submitted for more Units than are tendered, Unit Certificates evidencing unpurchased or untendered Units will be returned (or, in the case of Units tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in
Section 3, such Units will be credited to an account maintained at the Book-Entry Facility), without expense to the tendering Holder, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more persons affiliated with Purchaser, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering Holders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.


Section 3       PROCEDURE FOR TENDERING UNITS.

     Valid Tender. Except as set forth below, in order for Units to be validly tendered pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with the required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Units, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either: (i) Unit Certificates evidencing tendered Units must be received by the Depositary at such address or such Units must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date; or (ii) the guaranteed delivery procedures described below must be complied with. Tender of fractional Units will not be permitted, except by a Holder who is tendering all of the Units owned by that Holder. No alternative, conditional or contingent tenders will be accepted.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Units at the Book-Entry Transfer Facility for purposes of the Offer promptly following the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Units by causing the Book-Entry Transfer Facility to transfer such Units into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Units may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     THE METHOD OF DELIVERY OF UNIT CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signature guarantee is required on ALL Letters of Transmittal other than tenders by an eligible institution. The signature must be guaranteed by an eligible institution such as a brokerage firm, commercial bank, trust company, national bank, credit union, or other institution, that is participating in a Medallion Program such as the Securities Transfer Association Inc. (STA) approved Medallion Program (each of the foregoing constituting an "Eligible Institution"). Having a signature notarized is not a substitute for a Medallion Guarantee.

     If the Unit Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other then the registered holder, the Unit Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such unit certificate, with the signatures on each certificate or stock powers guaranteed as aforesaid.

     If Unit Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

     Guaranteed Delivery. If a Holder desires to tender Units pursuant to the Offer and such Holder's Unit Certificates are not immediately available, or such Holder cannot deliver the Unit Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such Holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Units may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

     (iii) the Unit Certificates (or a Book-Entry Confirmation), representing all tendered Units in proper form for transfer, together with the Letter of Transmittal properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three AMEX trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the Holder owns the Units tendered within the meaning of, and that the tender of the Units effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Units accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Unit Certificates for, or of Book-Entry Confirmation with respect to, such Units, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     Appointment As Proxy. By executing a Letter of Transmittal, a tendering Holder irrevocably appoints Purchaser, and any designees of Purchaser as the Holder's true and lawful agents and attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the Holder's rights with respect to the Units tendered by the Holder and accepted for payment by Purchaser. Purchaser, and the designees of Purchaser will, as to those Units, be empowered to exercise all voting and other rights with respect to such Units, including, without limitation, to assign such power of proxy and/or power-of-attorney to any person without assigning the related Units with respect to which the such proxy and power-of-attorney was granted, to deliver such Units and transfer ownership of such Units on the Partnership books maintained by the general partner of the Partnership, to become a substituted limited partner and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Units, all in accordance with the terms of the Offer. Each such power of attorney and proxy shall be considered coupled with an interest in the tendered Units and is irrevocable. Such appointment is subject to and effective upon acceptance for payment of the Units tendered by the Holder. Upon such acceptance for payment, all prior proxies given by the Holder with respect, to the Units to persons other than Purchaser and its affiliates, will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). By executing the Letter of Transmittal, a tendering Holder of Units agrees to execute all such documents and take such other actions as shall be reasonably required to enable the Units tendered to be fully and completely transferred to Purchaser and voted in accordance with the directions of Purchaser.

     Distribution of Rights. Holders of Units will by required to tender one Right for each Unit tendered to effect a valid tender of a Unit. Currently the Rights are represented by and transferred with the Units. Unless and until separate Rights certificates are issued in accordance with the terms of the Unit Purchase Rights Agreement, a tender of Units will constitute a tender of the associated Rights. If separate rights certificates are issued in respect of the Rights, then certificates representing a number of Rights equal to the number of Units being tendered must be delivered to the Depositary in order for the Units to be validly tendered in accordance with the procedures described in this
Section 3. THE PURCHASER

WILL NOT PAY ANY ADDITIONAL CONSIDERATION FOR THE RIGHTS TENDERED PURSUANT TO THE OFFER.

     Determination Of Validity; Rejection Of Units; Waiver Of Defects; No Obligation To Give Notice Of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Units determined by it not to be in proper form or if the acceptance of or payment for those Units may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive or amend any of the conditions of the Offer that it is legally permitted to waive as to the tender of any Units and to waive any defect or irregularity in any tender with respect to any Units of any particular Holder. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding on all parties. No tender of Units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither Purchaser, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

     Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding of 30% with respect to payment of the Purchase Price, a tendering Holder must provide Purchaser with the Holder's correct taxpayer identification number by completing the Substitute Form W-9 included in the Letter of Transmittal. (See Section 6 "Certain Federal Income Tax Consequences to Holders" and the Instructions to the Letter of Transmittal.)

     FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the amount of the Purchase Price plus Partnership liabilities allocable to each Unit purchased, each tendering Holder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying the Holder's taxpayer identification number and address and that the Holder is not a foreign person. (See Section 6 "Certain Federal Income Tax Consequences to Holders" and the Instructions to the Letter of Transmittal).

     A tender of Units pursuant to any of the procedures described above and the acceptance for payment of such Units will constitute a binding agreement between the tendering Holder and Purchaser on the terms set forth in the Offer.


Section 4        WITHDRAWAL RIGHTS.

     Tenders of Units pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after June 29, 2003.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Units. If Unit Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Units have been tendered for the account of an Eligible Institution. If Units have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Units.

     If purchase of, or payment for, Units is delayed for any reason or if Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to Purchaser's rights under the Offer, tendered Units may be retained by the Depositary and may not be withdrawn, except to the extent that tendering Holders are entitled to withdrawal rights as set forth in this Section 4; subject, however, to Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Holders the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

     Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Neither Purchaser, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.


Section 5       EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

     If, on or prior to the Expiration Date, any or all of the conditions of the Offer have not been satisfied or waived, Purchaser reserves the right to: (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Holders; (ii) waive all the unsatisfied conditions (subject to the terms of Section 13 hereof) and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Units validly tendered; (iii) extend the Offer and, subject to the right of Holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended and (iv) amend the Offer. Notice of any such extension, waiver, termination or amendment will be disseminated to Holders as promptly as practicable by public announcement thereof. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Units and those Units may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in Section 4; subject, however, to Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Holders the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(d) and 14e-1under the Exchange Act. The minimum period during which an offer must remain open following any material change in the terms of an offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances,  including the materiality of the change. The maximum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to an increase or decrease in price or, subject to certain limitations, an increase or decrease in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to holders of Units. As used in the Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Pursuant to Rule 14d-11 under the Exchange Act, we may, if all the conditions to the Offer have been satisfied or waived, subject to certain conditions, provide a subsequent offering period from three to 20 business days in length following the Expiration Date ("Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Units in the Offer, during which Holders may tender Units not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed.

     During a Subsequent Offering Period, tendering Holders will not have withdrawal rights and we will promptly purchase and pay for any Units tendered at the same price paid in the Offer. Rule 14d-11 provides that we may provide a Subsequent Offering Period so long as, among other things: (i) the initial 20-business day period of the Offer has expired; (ii) we offer the same form and amount of consideration for Units in the Subsequent Offering Period as in the initial Offer, (iii) we accept and promptly pay for all securities tendered during the Offer prior to its expiration; (iv) we announce the results of the Offer, including the approximate number and percentage of Units deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period; and (v) we immediately accept and promptly pay for Units as they are tendered during the Subsequent Offering Period. We will be able to provide a Subsequent Offering Period if we satisfy the conditions above, after May 29, 2003. In addition, we may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days. In a public release, the Commission expressed the view that inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer and would require the Purchaser to disseminate new information to Holders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date. The Commission has provided further guidance that the inclusion of a Subsequent Offering Period would not constitute a material change to the terms of the Offer if: (i) the initial offer materials disclosed that a Subsequent Offering Period may be provided and describes what a Subsequent Offering Period is; (ii) in the notice announcing the results of the initial offering period required by Rule 14d-11(d), the Subsequent Offering Period is announced and begun and (iii) the bidder has definitively determined to provide a Subsequent Offering Period or is contractually obligated to do so. In the event we elect to include a Subsequent Offering Period, we will notify Holders of the Partnership in a manner consistent with the requirements of the Commission.

     We may, in our sole discretion, provide a Subsequent Offering Period regardless of whether the events or the facts set forth in Section 13 have occurred. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Units tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Units tendered in the Offer and accepted for payment. The same consideration will be paid to Holders tendering Units in the Offer or in a Subsequent Offering Period, if one is included.

Section 6       CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS.

     The following summarizes certain of the federal income tax consequences of a sale of Units pursuant to the Offer by a typical Holder. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority, all as of the date of the Offer. All of the foregoing is subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Holder in light of such Holder's specific circumstances or to certain types of Holders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and also may be taxable transactions under applicable state, local, foreign and other tax laws. Holders should consult their respective tax advisors as to the particular tax consequences to each such Holder of selling units pursuant to the Offer.

     In general, a Holder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between: (i) the Holder's "amount realized" on the sale; and (ii) the Holder's adjusted tax basis in the Units sold. The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the Holder for the Unit pursuant to the Offer (that is, the Purchase Price) plus the Holder's share of the Partnership's liabilities allocable to the Units (as determined under Code Section 752).

     The amount of a Holder's adjusted tax basis in such Units will vary depending upon the Holder's particular circumstances. Generally, a Holder's basis in the Units will be equal to cash paid for such Units, increased by: (i) his share of the Partnership's liabilities allocable to the Unit (as determined under Code Section 752); and (ii) his share of items of partnership income and gain, and reduced, but not below zero, by: (a) his share of items of Partnership loss and deduction; and (b) any cash distributions received by such Holder from the Partnership. If a Holder tenders pursuant to the Offer less than all of his or her Units, then such Holder's adjusted tax basis in Units is determined by allocating between the tendered Units and the Units retained. Generally, the IRS takes the position that a partner has a single aggregate basis in all of the partner's partnership interests and that, to determine gain or loss upon a sale of a part of such partnership interests, the portion of the partner's basis allocated to the interests being sold equals the partner's share of partnership liabilities transferred in the sale plus the partner's aggregate tax basis (excluding basis attributable to partnership liabilities) multiplied by the ratio of the fair market value of the interests sold to the fair market value of all of the partner's partnership interests. It is not clear whether the IRS's ruling position applies to interests in publicly traded partnerships represented by separate certificates.

     The gain or loss recognized by a Holder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if (as is generally expected to be the case) the Unit was held by the Holder as a capital asset. That capital gain or loss will be treated as long-term capital gain or loss if the tendering Holder's holding period for the Unit exceeds 12 months. Under current law, long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 20%, whereas the maximum marginal federal income tax rate for ordinary income of such persons is 38.6%. Corporate taxpayers are taxed at a maximum federal income tax rate of 35% on both long-term capital gains and ordinary income. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carry forward period is five years and a non-corporate taxpayer may carry forward such losses indefinitely); in addition, a corporation is permitted to carry back excess capital losses to the three preceding taxable years, provided the carryback does not increase or produce a net operating loss for any of those years.

     If any portion of the amount realized by a Holder is attributable to "unrealized receivables" (which includes depreciation recapture) or "inventory" as defined in Code Section 751 ("Section 751 Property"), then a portion of the Holder's gain or loss will be ordinary rather than capital.

     A tendering Holder will be allocated a portion of the Partnership's taxable income or loss for the year of sale with respect to the Units sold in accordance with the provisions of the partnership agreement concerning transfers of Units. Such allocation and any cash distributed by the Partnership to the Holder for that year will affect the Holder's adjusted tax basis in Units and, therefore, the amount of such Holder's taxable gain or loss upon a sale of Units pursuant to the Offer.

     Under Code Section 469(k), the passive activity rules apply separately to items attributable to each publicly traded partnership such as the Partnership. Therefore, under Code Section 469, a non-corporate taxpayer or personal service corporation generally can deduct "passive activity losses" (if any) from a publicly traded partnership or loss on a sale of Units in any year only to the extent of the person's passive activity income for that year from such publicly traded partnership. Closely held corporations may not offset such losses against so-called "portfolio" income from any publicly traded partnerships or other sources. To the extent that the Partnership incurred losses or a Holder disposed of Units at a loss, Holders may have "suspended" passive activity losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts and which have not been used to offset income from the Partnership).

     If a Holder sells Units pursuant to the Offer and after the Expiration Date, the Holder owns no Units, either actually or constructively (within the meaning of Code Sections 267(b) or 707(b)(1)), any "suspended" losses (if any) and any losses realized by the Holder upon the sale of the Units, will first be allowed as a deduction against any other net passive gain to the Holder from the sale of the Units and any other net passive activity income attributable to the Units or other passive activity investments, and the balance of any "suspended" net losses (if any) from the Units will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Holder against his other income (subject to any other applicable limitations).

     If a Holder who participates in the Offer owns, either actually or constructively, Units after the Expiration Date, a loss recognized by that Holder will be allowed as a deduction (subject to other applicable limitations) only to the extent of the Holder's passive income from the Partnership for that year, and if a gain is recognized by a Holder upon the sale of Units, such Holder's current or "suspended" passive activity losses (if any) from the Partnership will be allowed as a deduction against such gain. If such Holder subsequently disposes of his Units in a taxable transaction, and, as a result, no longer owns any Units, then any remaining "suspended" losses and any losses realized by the Holder upon the sale of Units will generally be allowed in the manner provided in the preceding paragraph.

     Holders who tender Units may be subject to 30% backup withholding unless those Holders provide a taxpayer identification number ("TIN") and certify that the TIN is correct or properly certify that they are awaiting a TIN. A Holder may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Assignment of Partnership Interest. If a Holder who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, Purchaser will withhold 30% from payments to such Holder.

     If the Partnership owns Section 751 Property, a Holder who tenders Units must file an information statement with his federal income tax return for the year of the sale which provides the information specified in Treasury
Regulations Section 1.751-1(a)(3). The selling Holder also must notify the Partnership of the date of the transfer and the names, addresses and TINs of the transferor and transferee within 30 days of the date of the transfer (or, if earlier, by January 15 of the following calendar year).

     Gain realized by a foreign Holder on the sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Code Section 1445, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. In order to comply with this requirement, Purchaser will withhold 10% of the amount realized by a tendering Holder unless the Holder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Holder's TIN, that such Holder is not a foreign person and the Holder's address. Amounts withheld would be creditable against a foreign Holder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

     If, as a result of the Offer, there is a sale or exchange of 50 percent or more of the Units within a 12 month period, the Partnership will be terminated for federal income tax purposes and its assets will be deemed to have been contributed to a new partnership. In the event of a termination, the Partnership's properties will generally be treated as newly-acquired properties which will have a new recovery period for depreciation purposes.

Section 7       EFFECTS.

     Market for the Units. The purchase of Units by Purchaser pursuant to the Offer or through subsequent purchases will reduce the number of Holders of Units and may reduce the number of Units that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Units. We cannot predict whether the reduction in the number of Units that might otherwise trade publicly would effect the market price for, or marketability of, the Units or whether such reduction would cause future market prices to be greater or less than the Offer price.

     Margin Regulations. The Units are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the Units as collateral. Depending upon factors similar to those described herein regarding the market for the Units and quotations thereof, it is possible that, following the Offer or as a result of subsequent purchases, the Units would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     Stock Quotation. Depending upon the number of Units purchased by Purchaser pursuant to the Offer or as a result of subsequent purchases, the Units may no longer meet the standards for continued inclusion on the American Stock Exchange ("AMEX"). According to its published guidelines, the AMEX would give consideration to delisting the Units if, among other things, the Holders' equity is less than $2,000,000 and the Partnership has sustained losses from continuing operations or net losses in two of its three most recent fiscal years, the Holders' equity is less than $4,000,000 and the Partnership has sustained losses from continuing operations or net losses in three of its four most recent fiscal years, the Holders' equity is less than $6,000,000 and Partnership has sustained losses from continuing operations or
net  losses  in  its  five  most  recent  fiscal   years,   the  number  of
publicly-held Units is less than 200,000 (excluding those Units held by Partnership officers, directors, controlling Holders or their families), the total number of public Holders is less than 300, or the aggregate market value of publicly-held Units is less than $1,000,000 for more than 90 consecutive days. If, as a result of the purchase by Purchaser of Units pursuant to the Offer or otherwise, the Units no longer meet the criteria for continuing inclusion in the AMEX, the market for the Units could be adversely affected. If the AMEX were to delist the Units, it is possible that the Units would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market for the Units and the availability of such quotations would depend upon such factors as the number of Holders and/or the aggregate market value of the publicly traded Units remaining at such time, the interest in maintaining a market in the Units on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors. We cannot predict whether the reduction in the number of Units that might otherwise trade publicly would effect the market price for or marketability of the Units or whether it would cause future market prices to be greater or less than the Offer price.

     Exchange  Act  Registration.  Units  are  currently  registered  under  the
Exchange Act. The purchase of Units by Purchaser pursuant to the Offer or in subsequent purchases, may result in the Units becoming eligible for deregistration under the Exchange Act. Registration of the Units may be terminated upon application of the Partnership to the Commission if the Units are not listed on a national securities exchange and there are fewer than 300 holders of record of the Units. Termination of registration of the Units under the Exchange Act would substantially reduce the information required to be furnished by the Partnership to its Holders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Partnership, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with Holders' meetings and the related requirement of furnishing an annual report to Holders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Partnership and persons holding "restricted securities" of the Partnership to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Units under the Exchange Act were terminated, the Units would no longer be "margin securities" or be eligible for inclusion on the AMEX.


Section 8       FUTURE PLANS OF PURCHASER.

     The purpose of the Offer is to enable Purchaser to increase its ownership interests in the Partnership and possibly be in a position to acquire control of the Partnership. If successful, Purchaser may seek to remove the general partner of the Partnership and to replace it with an affiliate of Purchaser. In that connection, Purchaser would also seek to replace all affiliates of the existing general partner with respect to all of the positions and relationships such affiliates have with the Partnership. Under the partnership agreement of the Partnership, removal of the general partner requires the vote or consent of 66?% of the outstanding Units.

     Pursuant to the Rights Condition, we are not obligated to purchase any Units if the Partnership fails to redeem the Rights of limited partners to purchase additional Units under the Unit Purchase Rights Agreement, dated as of November 30, 1990, as amended, between the Partnership and EquiServe Trust Company, N.A., as rights agent without instituting any similar rights plan, or if Purchaser is not satisfied in its sole discretion that the Rights have been invalidated or are otherwise inapplicable to the Offer. If the Partnership does not redeem the Rights in connection with the Offer, we intend, if necessary, to seek through the solicitation of proxies from limited partners, at a meeting of limited partners, or through the solicitation of written consents from limited partners, to remove the general partner of the Partnership and to replace it with an affiliate of ours. We expect that such new general partner will take all necessary action to redeem the Rights and thereby satisfy the Rights Condition.

     Following the expiration or other termination of the Offer, Purchaser intends to continue to, or to have persons related to or affiliated with it to, acquire additional Units from time to time at such prices as it may determine although it may determine not to engage in any such transactions. Any such acquisition may be made through private purchases, through open market purchases, through one or more future tender or exchange offers or by any other means deemed advisable. Purchases of Units pursuant to this Offer or through such other transactions may have the effects set forth in Section 7 "Effects". Purchaser also reserves the right to sell some or all of its Units at any time and from time to time.

     Except to the extent set forth in the Offer to Purchase, Purchaser does not have any present plans or proposals which relate to or would result in (but reserves the right to engage in transactions that may relate to or result in) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Partnership or any of its subsidiaries; a purchase, sale or transfer of a material amount of the Partnership's or any of its subsidiaries' assets; any changes in composition of the Partnership's senior management or personnel or any material term of the employment contract of any executive officer; any changes in the Partnership's present capitalization or dividend policy; or any other material changes in the Partnership's corporate structure or business.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES. SOLICITATIONS OF PROXIES BY PURCHASER WILL BE MADE ONLY PURSUANT TO A DEFINITIVE PROXY STATEMENT FILED WITH THE COMMISSION AND COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.


Section 9       CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.

     Information contained in this Section 9 is based upon documents and reports publicly filed by the Partnership. Although Purchaser has no information that any statements contained in this Section 9 are untrue, Purchaser cannot take responsibility for the accuracy or completeness of any information contained in this Section 9 or for any failure by the Partnership to disclose events which may have occurred and may effect the significance or accuracy of any such information but which are not known to Purchaser.

     The Partnership was organized under the laws of the State of Delaware. Its principal executive offices are located at 3710 Rawlins, Suite 1500, Dallas, Texas 75219-4298.

     The Partnership acquires, owns and operates its commercial real estate assets. As of December 31, 2002, the Partnership owned 14 real estate properties located in six states.

     Outstanding Units. As of March 14, 2003, there were 1,593,948 Units representing limited partnership interests issued and outstanding (based on the Partnership's Form 10-K filing filed with the Commission for the year ended December 31, 2002).

     Additional Information. The Partnership is subject to the information and reporting requirements of the Exchange Act, and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. You may read and copy this information at the office of the Commission, Public Reference Room, 450 Fifth Street,

N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the World Wide Web, and the reports and other information filed by the Partnership with the Commission may be accessed electronically on the World Wide Web at http://www.sec.gov.


Section 10 INFORMATION CONCERNING PURCHASER AND CERTAIN AFFILIATES OF PURCHASER, PAST CONTACTS AND BACKGROUND OF THE OFFER.

     Purchaser is a Delaware limited partnership, formed in 1991 under the name Volash Limited Partnership. Purchaser changed its name to High River Limited Partnership in 1994. The general partner of Purchaser, Barberry Corporation, is directly 100% owned by Mr. Icahn. Purchaser is the Owner of 235,000 Units, constituting approximately 14.7% of the outstanding Units. Barberry Corporation and Mr. Icahn may be deemed to beneficially own the Units owned by Purchaser.

     On March 1, 2003, Purchaser entered into a Unit Purchase Agreement (the "Purchase Agreement") with Gotham Partners, L.P. ("Gotham Partners"), Gotham Partners III, L.P. ("Gotham III") and Gotham Holdings II, LLC (together with Gotham Partners and Gotham III, "Gotham"), pursuant to which Purchaser acquired, on March 3, 2003, 235,000 Units for $80.00 per Unit. The transaction was completed through a DTC-book entry transfer. Pursuant to the Purchase Agreement, among other things, Gotham and certain of its principals entered into a standstill agreement pursuant to which they agreed not to acquire Units, make a solicitation of proxies or consents with respect to the Partnership, propose an extraordinary transaction regarding the partnership, or form any "group" with respect to Units and Purchaser agreed to share 50% of its net profits (after commissions, legal expenses and filing fee, plus interest) on the sale of the Units purchased from Gotham during the next 3 years.

     In and about late February and early March 2003, representatives of Mr. Icahn sought a meeting with the general partner of the Partnership to discuss the Partnership. No such meetings occurred.

     On April 23, 2003, Purchaser issued a press release indicating its intention to initiate the Offer.

     On April 23, 2003, Purchaser commenced a lawsuit in the Delaware Court of Chancery against the Partnership, its general partner and the directors of the general partner. That lawsuit seeks, among other things, the entry of an order making all persons, including the general partner, subject to the terms of the Unit Purchase Rights Agreement, or alternatively, requiring the general partner to remove the threat of the Unit Purchase Rights Agreement so that Purchaser can proceed with the Offer. The lawsuit alleges, among other things, that the Unit Purchase Rights Agreement, which exempts the general partner and its affiliates and its subsidiaries from the ownership limitations imposed by that agreement on others, and as applied to the Offer, constitutes a breach of fiduciary duty.

     The business address of the Purchaser is 100 South Bedford Road, Mount Kisco, New York 10549. The business address of Barberry Corporation and of Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153. The business telephone number of such persons is (212)702-4300.

     Each of Purchaser and Barberry are primarily engaged in the business of investing in securities. Mr. Icahn's present principal occupation or employment is set forth on Schedule I attached hereto and is incorporated herein by reference. Also set forth on Schedule I and incorporated herein by reference are

Mr. Icahn's material occupations, positions, offices or employments during the past five years, including the principal business and address of any business, corporation or other organization in which such occupation, position, office or employment was carried on.

     Purchaser  does not have any  executive  officer  or  director.  The  name, position, citizenship, business address, present principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of Barberry, the general partner of Purchaser, are set forth on Schedule I attached hereto and are incorporated herein by reference.

     Except as set forth on Schedule I, none of Purchaser, Barberry, Mr. Icahn, nor any executive officer or director of any of the foregoing, have been, during the past five years, (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

     Except as set  forth in this  Offer to  Purchase:  (i)  neither  Purchaser,
Barberry, Mr. Icahn nor, to the best of Purchaser's knowledge, any of the persons listed on Schedule I, nor any affiliate of the foregoing beneficially owns or has a right to acquire any Units; (ii) neither Purchaser, Barberry, Mr. Icahn nor, to the best of Purchaser's knowledge, any of the persons listed on
Schedule I, nor any affiliate of the foregoing has effected any transaction in the Units within the past 60 days; (iii) neither Purchaser, Barberry, Mr. Icahn nor, to the best of Purchaser's knowledge, any of the persons listed on Schedule I nor any affiliate of the foregoing has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies; (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of Purchaser, Barberry, Mr. Icahn or, to the best of Purchaser's knowledge, any of the persons listed on Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand; and (v) during the past two years there have been no contracts, negotiations, or transactions between Purchaser, Mr. Icahn or, to the best of Purchaser's knowledge, any of the persons listed on Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.


Section 11      SOURCE OF FUNDS.

     Purchaser expects that approximately $136 million (exclusive of fees and expenses) will be required to purchase all Units not owned by Purchaser if all such Units are tendered. Purchaser will obtain the funds necessary to complete the Offer from its liquid assets.


Section 12      PRICE RANGE OF UNITS.

     The Units are traded on the AMEX under the symbol "HRY." The range of high and low market prices for the Units on the AMEX (as reported by Dow Jones Interactive) for the past two years is as follows:

Quarter Ended:                        High                     Low

June 30, 2001                        $ 64.75                   $55.50
September 30, 2001                     60.00                    52.00
December 31, 2001                      71.02                    52.50

March 31, 2002                       $ 72.50                   $69.00
June 30, 2002                          70.50                    68.50
September 30, 2002                    102.00                    58.00
December 31, 2002                      87.95                    79.70

March 31, 2003                         86.75                    63.00

     The last sales price of the Units on the AMEX on April 22, 2003, the last full trading day prior to the date of announcement of the Offer (as reported by Dow Jones Interactive) was $86.50 per Unit The closing price of Units on the AMEX on April 30, 2003, the last trading day before we commenced the Offer (as reported on Dow Jones Interactive) was $100.00 per Unit.

Section 13      CONDITIONS OF THE OFFER.

     The Offer is conditioned upon, among other things, redemption of the Rights by the Partnership without instituting any similar rights plan, or Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer (the "Rights Condition"). The Purchaser intends to make a request to the general partner of the Partnership to take the necessary actions to satisfy the Rights Condition.

     Notwithstanding any other term of the Offer, we will not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer and in addition to our right to withdraw or amend the Offer at any time before the Expiration Date, Purchaser will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate the Offer if, at any time on or after the commencement of the Offer and before the acceptance of such Units for payment or the payment therefor, any of the following conditions exists:

     (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Units by Purchaser; (ii) imposes or confirms limitations on the ability of Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Holders; (iii) imposes or confirms limitations on the ability of Purchaser to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all tendered Units which it accepts for payment; or (iv) requires divestiture by Purchaser of any Units;

     (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses
(i) through (iv) of paragraph (a) above;

     (c) any change or development shall have occurred or been threatened since the date of the Offer to Purchase, in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects of the Partnership, which is outside the ordinary course of the Partnership's business or may be materially adverse to the Partnership, or Purchaser shall have become aware of any fact that does or may have a material adverse effect on the value of the Units;

     (d) there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; (v) a material change in United States or other currency exchange rates or a suspension or a limitation on the markets thereof; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (e) there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Units pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the judgment of Purchaser, adversely affecting Purchaser or the Partnership or causing any material diminution of the benefits to be derived by Purchaser as a result of the transactions contemplated by the Offer;

     (f) the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units or (iii) declared or paid any distribution, on any interest in the Partnership;

     (g) the Partnership or the Partnership's general partner shall have authorized, proposed or announced its intention to propose any material change to the partnership agreement of the Partnership, any merger, consolidation or business combination or reorganization transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business; or

     (h) the Partnership`s general partner shall not have agreed in writing to consent to the admission of the Purchaser to the Partnership as a substituted limited partner in accordance with the partnership agreement of the Partnership and applicable law with respect to the Units to be purchased in the Offer.


     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to such conditions or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by Purchaser concerning the events described above will be final and binding upon all parties.
                                       17

     A public announcement will be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.


Section 14      CERTAIN LEGAL MATTERS.

     General. Except as set forth in this Section 14, Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by Purchaser's acquisition of Units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Units by Purchaser pursuant to the Offer as contemplated herein. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or time requirements or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause Purchaser to elect to terminate the Offer without purchasing Units thereunder. Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material is filed with the FTC and the Antitrust Division of the Department of Justice, and certain waiting period requirements have been satisfied. Purchaser does not believe any filing is required under the HSR Act with respect to its acquisition of Units contemplated by the Offer unless all of the outstanding Units are tendered. If it appears that all such Units will be acquired in the Offer, Purchaser will make all such filings necessary under the HSR Act to proceed the acquisition of Units hereunder.

     State Laws. Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) Holders residing in any such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be made on behalf of Purchaser, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Section 15      FEES AND EXPENSES.

     Except as set forth in this Section 15, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. Purchaser has retained American Stock Transfer & Trust Company to act as Depositary and D.F. King & Co., Inc. to act as Information Agent in connection with the Offer. Purchaser will pay the Depositary and Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary and Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Purchaser will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

Section 16      MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders of Units in any jurisdiction in which the making of the Offer nor the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent we become aware of any state law that would limit the class of offerees in the Offer, we will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to Holders of Units prior to the expiration of the Offer.

     Purchaser has filed with the Commission Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 9 with respect to information concerning the Partnership.

     No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.



                         HIGH RIVER LIMITED PARTNERSHIP

May 1, 2003

                                   SCHEDULE I


                EXECUTIVE OFFICERS AND DIRECTOR OF BARBERRY CORP.

     Barberry Corp. is the general partner of High River Limited Partnership. The name and positions of the executive officers and directors of Barberry Corp. is set forth below. Each such executive officer and director is a citizen of the United States of America.

Name                                  Position

Carl C. Icahn                         Director, Chairman of the Board, President
                                        and Secretary

Jordan Bleznick                       Vice President-Taxes

     The following sets forth with respect to each executive officer and director of Barberry Corp. such person's (a) name, (b) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name, principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on.

     Carl C. Icahn. Mr.Icahn has served as Chairman of the Board, President and Director of Barberry Corp. since June 1989 and has served as Secretary since March 1998. Mr. Icahn is also Chairman of the Board and a Director of Starfire Holding Corporation (formerly Icahn Holding Corporation), a privately-held holding company, and Chairman of the Board and a Director of various subsidiaries of Starfire, including ACF Industries, Incorporated, a privately-held railcar leasing and manufacturing company, since 1984. He has also been Chairman of the Board and President of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, since 1968. Since November 1990, Mr. Icahn has been Chairman of the Board of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership that invests in real estate. Mr. Icahn has been a Director of Cadus Pharmaceutical Corporation, a firm which holds various biotechnology patents, since 1993. From August 1998 to August 2002 Mr. Icahn served as Chairman of the Board of Maupintour Holding LLC, an internet travel reservations company. From October 1998, Mr. Icahn has been the President and a Director of Stratosphere Corporation which operates the Stratosphere Hotel and Casino. Mr. Icahn received his B.A. from Princeton University. Since September 29, 2000, Mr. Icahn has served as the Chairman of the Board of GB Holdings, a holding company that owns the Sands Hotel and Casino in Atlantic City, New Jersey. In January 2003 Mr. Icahn became Chairman of the Board and a Director of XO Communications, Inc., a telecommunications company. Mr. Icahn's principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153.

     Jordan Bleznick. Mr. Bleznick has been the Vice President-Taxes of Barberry Corp. since March 2003. Mr. Bleznick has been the Vice President-Taxes of Starfire Holding Corporation September 2002. He has been the Senior Tax Counsel for various affiliates of Mr. Icahn since April 15, 2002. From March 2000 through March 2002, Mr. Bleznick was a partner in the New York City office of the law firm of Piper Rudnick LLP. From January 1994 through February 2000, he was a partner in the law firm of Gordon Altman Weitzen Shalov and Wein. Mr. Bleznick's business address is Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153.

     On January 5, 2001, Reliance Group Holdings, Inc. ("Reliance") commenced an action in the United States District Court for the Southern District of New York against "Carl C. Icahn, Icahn Associates Corp. and High River Limited Partnership" alleging that High River's tender offer for Reliance 9% senior notes violated Section 14(e) of the Exchange Act. Reliance sought a temporary restraining order and preliminary and permanent injunctive relief to prevent defendants from purchasing the notes. The Court initially imposed a temporary restraining order. Defendants then supplemented the tender offer disclosures. The Court conducted a hearing on the disclosures and other matters raised by Reliance. It then denied plaintiffs' motion for a preliminary injunction and ordered dissolution of its temporary restraining order following dissemination of the supplement.

     Reliance took an immediate appeal to the United States Court of Appeals for the Second Circuit and sought a stay to restrain defendants from purchasing notes during the pendency of the appeal. On January 30, 2001, the Court of Appeals denied plaintiff's stay application. On January 30, Reliance also sought a further temporary restraining order from the District Court. The Court considered the matter and reimposed its original restraint until noon the next day, at which time the restraint was dissolved. The appeal was argued on March 9 and denied on March 22, 2001.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each Holder or such Holder's broker, dealer, bank, trust company or other nominee to the Depositary as set forth below.


                        The Depositary for the Offer is:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

                             Facsimile Transmission
                                 (718) 234-5001

                              Confirm by Telephone
                                 (718) 921-8200
                            Toll-Free: (800) 937-5449

               By Hand:        By Overnight Courier:            By Mail:
         59 Maiden Lane            59 Maiden Lane           59 Maiden Lane
New York, New York 10038     New York, New York 10038   New York, New York 10038


     Questions and requests for assistance or for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.


                     THE INFORMATION AGENT FOR THE OFFER IS:

                              D.F. King & Co., Inc.
                                 48 Wall Street
                               New York, NY 10005

                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll Free: (800) 290-6426